Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the General Comptroller’s Office

and the Board of Directors of

Petróleos Mexicanos:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in Petróleos Mexicanos’ method of accounting and reporting for inventory effective January 1, 2011 with retrospective application due to the adoption of Mexican Financial Reporting Standards C-4 “Inventories.”

KPMG Cárdenas Dosal, S.C.

/S/ EDUARDO PALOMINO

Eduardo Palomino

Partner

Mexico City, Mexico

June 29, 2012